MASTERWORKS

Understanding Art as an Asset Class

September 2021

Masterworks: Pioneer in Art Securitization

We deliver art market access to the entire investor community

Pioneer in Securitized Art Investment

We are the first-mover in SEC-qualified art investment offerings and the only platform of scale

Self-Directed Investor Platform

Through www.masterworks.io, we have cultivated a broad investor community of 180,000+ members seeking returns with low correlation with other financial assets

Data-Driven Approach

Our proprietary data-driven research helps us target artists to acquire and build investor confidence in art as an asset class


You're invited to join an exclusive community investing in blue-chip art.
Invest in multimillion-dollar paintings
Attractive historical price appreciation
Buy and sell shares on secondary market
Receive proceeds when the painting sells
Buy and Sell Shares
Historically, art investments typically lacked any consistent access to liquidity. Introduced in early 2020, our Secondary Market is the first online platform to enable the buying and selling of art investments, providing the potential for liquidity when life demands it.

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Market Size and Securitization Opportunity

Art bears comparable scale to other private asset classes without any securitized investment products

Relative Sizes for Private Assets


Private Debt (1)
$0.8 trillion
Private Real Assets (2)
$1.6 trillion
Art (3)
$1.7 trillion
Private Equity (4)
$3.4 trillion

# of Firms:	160+ Funds	500+ Funds	MASTERWORKS	9,000+ Firms

Sources: Preqin, McKinsey & Company: *Private markets come of age: McKinsey Global Private Markets Review 2019*. Deloitte, ArtTactic: *Deloitte Art and Finance Report 2019*.

1. Private market assets under management investing in debt
2. Private market assets under management investing in real estate, natural resources, and infrastructure
3. Estimated value of artwork held by individuals. Estimated based on surveys of wealth allocation to art and estimates of total wealth held by individuals
4. Private market assets under management investing in private equity

Macro Drivers of Art Market Returns

Massive demand-supply imbalance with a growing wave of capital chasing an ever scarcer pool of assets

#	Driver	Description	Data
1	Demand Growth	Secular growth in purchasing power among the global ultra-high-net-worth community	**6.1% CAGR** Number of Dollar Millionaires from 2019-2024 (Credit Suisse)
2	Supply Scarcity	Decreasing available supply as artwork is acquired by museums and permanent collections	**15% Share** Art Purchases in 2020 by Museums and Arts Institutions (UBS, ArtBasel)
3	Global Asset	Tangible, mobile, internationally marketable store of value that can be sold across locales/currencies	**64% Share** Collectible Wealth Held Outside of North America (Deloitte)

Past Art Investment Research Collaboration

In the past we have collaborated with major research teams such as Goldman Sachs, Citi, Barings, and others to better understand the asset class and publish thought leadership

Research Collaboration	Thought Leadership
	

citi
Citi
GPS
Resilience in a Time of Turmoil
THE GLOBA
AND COVID
Innovating and Adapting

Art: The Alternative Real Asset
The Market for Jean-Michel Basquiat: How One Artist's Prices Have Continued to Defy the Odds

How We Understand Art Market Performance

Our in-house research team focuses on understanding *returns* in the art market

1 **Data Collection**

Collected data for 400,000+ auction transactions comprising 5 million+ data points

5 million
Data points for auction sales starting as early as 1960

2 **Index Construction**

Built the leading indices in the art market to understand returns by segment



3 **Proprietary Metrics**

Developed in-house analytics to assess artist and artwork level momentum



2020 Demonstrated the Art Market's Resiliency

Despite a global pandemic, the Post-War and Contemporary Art market generated strong financial returns in 2020

1	**Strong Performance**	Amidst significant volatility across asset classes, price performance remained exceptionally strong	**15.1%** Post-War and Contemporary 2020 price appreciation
2	**Online Sales Boom**	As a result of COVID, auction houses, galleries and dealers demonstrated their ability to shift online	**511%** Increase in Total Sales via Online Marketplaces (ArtTactic)
3	**Contemporary Market Expands**	Post-War and Contemporary Art continued to gain market share, reaching an all-time high in 2020	**55%** Post-War and Contemporary Art's Share of Transaction Volume (UBS, ArtBasel)

Expectations for Equity Returns are Low

With equities at all-time highs, the top equity research teams are expecting long-term equity returns well below the 9.5% returned by the S&P over the last 25 years

Firm	U.S. Equities	Developed-Markets Equities	Emerging Markets Equities
BlackRock	5.00%	7.00%[1]	6.40%
J.P.Morgan[2]	4.10%	5.00% - 6.00%	7.20%
Morningstar	(0.10%)	4.80%	4.50%
research affiliates	2.00%[3]	6.30%	7.90%
Vanguard	3.70% - 5.70%	7.00% - 9.00%[4]	7.00% - 9.00%[4]

Source: Morningstar, Inc.
1. European equities
2. 10 - 15 year horizon
3. U.S. Large Caps
4. Estimate is for all non-U.S. equities

Historical Performance Over Time

Contemporary art has significantly outperformed the S&P over the past 25 years

Value-Weighted Art Index Performance vs. S&P 500 (Total Return) Indices Since 1995

Based on repeat-sales from 1995 to 2020


Contemporary Art
14.0% annualized return(1)(2)
S&P 500 Total Return
9.5% annualized return(3)
Index (1995 = 1)
27
22
17
12
7
2
1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020
Contemporary Art
S&P 500 (includes dividends)
All Art

Source: Internal Masterworks analysis. Yahoo Finance. Index shown through 2020. Index data updated as of December 31st, 2020.

Notes: There are significant differences between the asset classes presented. For additional information, see Important Disclosures.

1. Repeat-Sale Pair Index of Post-War and Contemporary Art (as defined by the applicable auction house) using Standard & Poor's CoreLogic Case-Shiller Home Price Indices Methodology.
2. The Standard & Poor's CoreLogic Case-Shiller Home Price Indices Methodology results in a value-weighted index. Auction results realized in a currency other that U.S. dollars have been converted using exchange rates provided by FRED (St. Louis Federal Reserve) at the time of the most recent sale. This adjustment is made to account for long-term exchange rate trends that would otherwise distort artworks' performance.
3. S&P 500 Total Return Index as of December 31st, 2020.

Outperformance and Low Correlation

Art's attractive long-term performance and low correlation relative to traditional asset classes

25-Year Annualized Performance

Contemporary Art Market [1] and Select Asset Classes: 1995 - 2020

	Contemporary Art	S&P 500	Global Equities	US Corporate Bonds	US Housing	Gold
25-Year Annualized Returns	14.0%	9.5%	7.7%	6.1%	4.3%	6.5%

25-Year Correlation Factor

Contemporary Art Market [1] and Select Asset Classes: 1995 - 2020

	Contemporary Art	S&P 500	Global Equities	US Corporate Bonds	US Housing	Gold
Contemporary Art	1.00					
S&P 500	(0.06)	1.00				
Global Equities	(0.01)	0.95	1.00			
US Corporate Bonds	(0.29)	0.35	0.34	1.00		
US Housing	(0.08)	0.28	0.32	0.10	1.00	
Gold	0.20	(0.10)	0.10	0.39	(0.23)	1.00

Correlation < .1

Sources: Internal Masterworks analysis. FRED (St. Louis Federal Reserve). MSCI Database. Yahoo Finance. Index shown through 2020. Index data updated as of December 31st, 2020.

Notes: There are significant differences between the asset classes presented. For additional information, see Important Disclosures.

1. Repeat-Sale Pair Index of Post-War and Contemporary Art (as defined by the applicable auction house) using Standard & Poor's CoreLogic Case-Shiller Home Price Indices Methodology.

Contemporary Art's Low Loss Frequency

Over the past 25 years, we estimate that Contemporary Art has experienced losses only 8% of the time measured over a 2-year investment horizon

Loss Frequency Observed Over 2-Year Investment Horizons
Contemporary Art Market [1] vs. Selected Asset Classes: 1995 - 2020


Contemporary Art
8%
S&P 500 Total Return
16%
Global Equities
16%
US Housing
20%
Gold
36%
0%
10%
20%
30%
40%
50%
% of Periods with a Loss

Maximum Annualized Loss Observed Over 2-Year Investment Horizons
Contemporary Art Market [1] vs. Selected Asset Classes: 1995 - 2020


(11.4%)
(18.2%)
(19.1%)
(9.7%)
(14.7%)
(16.7%)
(8.3%)
0.0%
Maximum Loss

Sources: Internal Masterworks analysis. FRED (St. Louis Federal Reserve). MSCI Database. Index shown through 2020. Index data updated as of December 31st, 2020.
Notes: There are significant differences between the asset classes presented. For additional information, see Important Disclosures.

1. Repeat-Sale Pair Index of Post-War and Contemporary Art (as defined by the applicable auction house) using Standard & Poor's CoreLogic Case-Shiller Home Price Indices Methodology.

Art Outperforms During High Inflation

Inflation is a Key Risk to Portfolio Returns in 2021

- As the Fed remains committed to low interest rates, investors are preparing for the possibility of higher inflation in 2021
- Contemporary art has demonstrated strong real returns in high inflation periods, and appears well positioned for a "lower for longer" real rate environment

Contemporary Art Real Returns in High Inflation Periods[1]

Based on repeat-sales from 1985 to 2020



Average Real Return
Average Inflation
60.0%
40.0%
20.0%
0.0%
6.0%
4.0%
2.0%
0.0%
Higher inflation corresponds to higher real returns in Contemporary Art
4.4%
31.7%
3.2%
23.4%
2.5%
14.4%
1987 - 1991
2004 - 2008
1986 - 2020

Contemporary Art vs. Selected Assets - High Inflation[2]

Average real return for periods during which inflation was equal to or higher than 3.0%



25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
23.2%
12.6%
5.0%
3.8%
0.2%
Contemporary Art
Emerging Market Equities
REITs
S&P 500
Gold

Source: Internal Masterworks analysis. FRED (St. Louis Federal Reserve). MSCI Database. Yahoo Finance. BLS (Bureau of Labor Statistics). Index shown through 2020. Index data updated as of December 31st, 2020.
Notes: There are significant differences between the asset classes presented. For additional information, see Important Disclosures.

1. Reflects the two highest 5-year average inflation rates since 1985.
2. Based on repeat-sales from 1985 to 2020.

2021 Art Market Outlook

With the wealth of billionaires at a record level and an increase in the number of young collectors, the market is poised to for continued price momentum

#	Theme	Description	Statistic
1	Ultra-High-Net Worth Growing	Both the number and wealth of billionaires reached all-time highs in 2020	**32%** Growth in the wealth of billionaires in 2020 (UBS ArtBasel)
2	Young Collectors Enter Market	Buyers under 40 accounted for 25% of bidders in online-only auctions (compared to 15% in live auctions)	**122%** Growth in young collectors buying online (Sotheby's)
3	Positive Expectations for 2021	Gallerists, dealers and auction houses all believe total sales will improve in 2021	**58%** Percent of dealers expect sales to increase in 2021 (UBS ArtBasel)

Important Disclosure Information

Important Disclosure Information

The investment opportunities described in this document are speculative, involve a significant degree of risk, and are not suitable for all investors. An investor could lose all or a substantial amount of his, her or its investment. Any investment of a type described in this document may be highly illiquid and may be subject to restrictions on transfer. There may be no secondary market for the investment interest and none is expected to develop. The relevant investment may involve complex or specialized tax structures. Such investments are suitable only for sophisticated investors and require the financial ability and willingness to accept the significant risks inherent in such an investment for an indefinite period of time. Investors should consult their own finance, legal, accounting and tax advisor prior to making any investment.

This document contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain and actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. You are cautioned not to place undue reliance on any of these forward-looking statements.

Materials may include composite returns of similar works selected by Masterworks based on public auction sales data. The data is used for comparative modelling purposes only. Each painting is unique and historical performance of the similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in our SEC filings that are not reflected in the composite returns of similar works. Past performance may not be indicative of future performance. Important Disclosure.

In these materials we may present comparisons of Artwork to other asset classes, however any such comparison is of limited value due to the fact that there are significant differences between these asset classes. Artwork is held exclusively for capital appreciation, similar to Gold and most private equity investments. By contrast, U.S. T-Bills and U.S. Government Bonds are held primarily for current yield, though their value changes with changes in prevailing market interest rates. The S&P 500, which represents a collection of stocks, Hedge Funds and Real Estate are typically held for a combination of current dividend yield and capital appreciation. Oil is a commodity that is traded by speculators and end users. Stocks, U.S. Government Bonds, U.S. T Bills, Oil and Gold are highly liquid and valuation is driven by price discovery through continuous trading among large and diverse pools of capital. Artwork, Real Estate, investments in Hedge Funds and Private Equity, all represent unique opportunities and are typically relatively illiquid. These types of investments are therefore more difficult to value and price than assets that trade regularly. In addition, the costs of art ownership and buying and selling artwork may differ materially from ownership and transactional costs associated with investing in the other asset categories presented in the table.

Important Disclosure Information (Continued)

Materials may include estimates of historical appreciation rates based on publicly available historical auction sales data for similar objects. These appreciation rates may be presented in graphs, charts, diagrams or as stand-alone statistics and may be presented as A chart or graph relating to certain segments of the overall art industry, a particular artist or a particular set of paintings selected for their similarity to a specific painting offered through www.masterworks.io (the "Site"). Historical Art sales price data is used for comparative modelling purposes only. Each painting is unique and historical performance of selected artwork is not a direct proxy for historical price performance of the specific painting or any investment in securities referenced in these materials or on the Site. There is no current market for any securities referenced in these materials or on the Site and any investment in such securities will reflect costs and fees described in SEC filings that are not reflected in the data presented for similar works. Masterworks strongly cautions investors not to place undue reliance on data presented for similar works.

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Securities transactions and broker dealer activities are currently offered through a partnership with Independent Brokerage Solutions LLC MEMBER: FINRA / SIPC ("IndieBrokers") and Arete Wealth Management, LLC, MEMBER: FINRA, SIPC and NFA ("Arete"). Masterworks.io and its affiliates are independent and unaffiliated with IndieBrokers and Arete. Any securities transactions or related activities offered by Masterworks.io associated persons are conducted in their capacities as registered representatives of IndieBrokers or Arete, or in their capacity as a "principal" to the transaction pursuant to SEC Rule 3a4-1.THIS PRESENTATION IS BEING CONDUCTED BY MASTERWORKS UNDER SEC RULE 3A4-1. THIS PRESENTATION IS NOT PROVIDED BY OR USED IN SOLICITATIONS BY A BROKERAGE FIRM OR BROKER. PLEASE SEE "IMPORTANT DISCLOSURE INFORMATION" SECTION OF THIS PRESENTATION

The value of investments and any income derived from them may go down as well as up. An investor can lose all or part of their invested capital. Past and projected performance of specific paintings or artists is not indicative of future results and is not intended to be comparable to performance of Masterworks-sponsored offerings, which include certain fees, profit-sharing and expenses that are not included in such performance.

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